Exhibit (g)(1)(xi)

Execution Copy

For ETF Share Classes

AMENDMENT TO AMENDED AND RESTATED CUSTODIAN AGREEMENT

This Amendment to the Amended and Restated Custodian Agreement (the “Amendment”) is dated as of September 29, 2026 by and among GMO Trust, a business trust established under the laws of The Commonwealth of Massachusetts (the “Trust”), Grantham, Mayo Van Otterloo & Co. LLC, a Massachusetts limited liability company (“GMO”), and State Street Bank and Trust Company, a Massachusetts trust company (“State Street”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement (as defined below).

WHEREAS, the Trust is registered as a management investment company under the Investment Company Act of 1940, as amended, consisting of certain of the separate portfolios as listed on Appendix A attached hereto (each a “Fund” and collectively, the “Funds”);

WHEREAS, the Trust, GMO and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated as of August 1, 1991 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Agreement; and

WHEREAS, the Trust, GMO and State Street desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Appendix A to the Agreement is hereby amended to reflect as an “ETF Client” the share class of each Fund identified therein that offers a class of exchange-traded shares that operates as an exchange-traded fund. A copy of such revised Appendix A is attached to this Amendment.

2.	New Section 28 (Provision of ETF Services), as reflected on Exhibit 1 to this Amendment and which shall apply only with respect to the ETF Clients, is hereby added to the Agreement.

3.	Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

3.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in multiple counterparts, which together shall constitute one instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

GMO TRUST, on behalf of each series of the Trust identified on Appendix A

By:	/s/ Douglas Y Charton
Name:	Douglas Y Charton
Title:	Vice President - Law

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ Douglas Y Charton
Name:	Douglas Y Charton
Title:	Counsel

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Shirrell
Name:	Scott Shirrell
Title:	Managing Director

This instrument is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

Information Classification: Limited Access

Appendix A

GMO Trust

GMO Alternative Allocation Fund

ETF Class*

GMO Benchmark-Free Allocation Fund

ETF Class*

GMO Emerging Country Debt Fund

ETF Class*

GMO Emerging Markets Ex-China Fund

ETF Class*

GMO Emerging Markets Fund

ETF Class*

GMO Global Asset Allocation Fund

ETF Class*

GMO Global Developed Equity Allocation Fund

ETF Class*

GMO Global Equity Allocation Fund

ETF Class*

GMO High Yield Fund

ETF Class*

GMO Int’l Developed Equity Allocation Fund

ETF Class*

GMO International Equity Allocation Fund

ETF Class*

GMO International Equity Fund

ETF Class*

GMO Multi-Asset Credit Fund

ETF Class*

GMO Opportunistic Income Fund

ETF Class*

GMO Quality Fund

ETF Class*

GMO U.S. Equity Fund

ETF Class*

GMO U.S. Small Cap Value Fund

ETF Class*

GMO U.S. Treasury Fund

ETF Class*

* = ETF Client

A-1

Exhibit 1

Section 28.      Provision of ETF Services

28.1	Appendix A hereto reflects as an “ETF Client” the share class of each Fund identified therein that offers a class of exchange-traded shares that operates as an exchange-traded fund pursuant to exemptive relief granted by an order of the Securities Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), and that, except as may otherwise be contemplated by such exemptive relief or Rule 6c-11 under the 1940 Act, will issue and redeem shares only in aggregations of a specified number of shares, each called a “Creation Unit,” generally in exchange for a basket of securities and/or instruments and a specified cash payment, as more fully described in the Fund’s currently effective prospectus and statement of additional information relating to its ETF Client (collectively, the “Prospectus”). Capitalized terms used in this Section 28 without definition shall have the meanings given to them in the Prospectus. For the avoidance of doubt, this Section 28 will only apply with respect to each ETF share class of the Fund(s) identified as ETF Clients on Appendix A.

28.2	Determination of Fund Deposit, etc. Subject to and in accordance with the directions of the Investment Manager, the Custodian shall determine for each Fund with respect to its ETF Client after the end of each trading day on the NYSE Arca, Inc. (the “Exchange”), in accordance with Board policies and the procedures set forth in the Prospectus, (i) the identity and weighting of the securities in the Deposit Securities and the Fund Securities, (ii) the Cash Component, and (iii) the amount of cash redemption proceeds (all as described in the Prospectus) required for the issuance or redemption, as the case may be, of Creation Units on such date. The Custodian shall provide or cause to be provided this information to the Fund’s distributor and other persons as instructed according to Board policies and shall disseminate such information on each day that the Exchange is open, including through the facilities of the National Securities Clearing Corporation (the “NSCC”), prior to the opening of trading on the Exchange.

28.3	Allocation of Deposit Security Shortfalls. Each Fund with respect to its ETF Client acknowledges that the Custodian maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which the Custodian serves as custodian, including the Fund (collectively, the “ETF Custody Clients”). In the event that (a) two or more ETF Custody Clients require delivery of the same Deposit Security in order to purchase a Creation Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to the Custodian’s NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Client’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, the Custodian will allocate to each affected ETF Custody Client, on a pro rata basis, securities and/or cash received in the Custodian’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.

28.4	Creation and Redemption of Creation Units.

28.4.1 Creation. The Custodian shall receive and deposit into the Fund ’s account such payments as are received for ETF Client shares issued or sold in Creation Units. The Custodian will provide timely notification to the Fund on behalf of its ETF Client and the Trust’s transfer agent (the “Transfer Agent”) of any receipt of such payments by the Custodian.

28.4.2 Redemption. Upon receipt of instructions from the Fund’s Transfer Agent, the Custodian shall set aside funds and securities of the Fund on behalf of its ETF Client to the extent available for payment to, or in accordance with the instructions of, Authorized Participants who have delivered to the Transfer Agent a request for redemption of their shares, in Creation Units, which shall have been accepted by the Transfer Agent, the applicable Fund Securities (or such securities in lieu thereof as may be designated by the Investment Manager in accordance with the Prospectus) for such Fund on behalf of its ETF Client and the Cash Redemption Amount, if applicable, less any applicable Redemption Transaction Fee. The Custodian will transfer the applicable Fund Securities to or on the order of the Authorized Participant. Any cash redemption payment (less any applicable Redemption Transaction Fee) due to the Authorized Participant on redemption shall be effected through the DTC system or through wire transfer in the case of redemptions effected outside of the DTC system.